Exhibit 99.1

Joyce A. Phillips Appointed to Western Union Board of Directors

DENVER, July 1, 2020 – The Western Union Company (NYSE: WU), a leader in cross-border, cross-currency money movement and payments, today announced that Joyce A. Phillips has been appointed to the Company’s Board of Directors, effective July 1, 2020.

Ms. Phillips will also serve on the Compensation and Benefits, and Corporate Governance, ESG and Public Policy Committees of the Board.

Ms. Phillips brings a wealth of experience to the Board in the areas of global banking, financial services, insurance, innovation and marketing in her 30+ year career. She is currently the Founder and Chief Executive Officer of EqualFuture Corp., a San Francisco-based fintech startup delivering affordable personal financial wellness platforms to individuals and businesses.

Previously, Ms. Phillips held executive roles with Australia and New Zealand Banking Group Limited (ANZ), where she served as CEO, Global Wealth Division, after holding the role of Group Managing Director of Innovation and Marketing.

Ms. Phillips also served as President and Chief Operating Officer of American Life Insurance Co. (ALICO), a subsidiary of American International Group (AIG), and Global Head of International Retail Banking at Citigroup. Earlier in her career, she held management roles at GE Capital and Western Union.  Ms. Phillips’ previous public board experience includes service on the Board of Directors of Reinsurance Group of America, Incorporated (NYSE: RGA) from 2014-2017.

“Joyce has significant experience within the Financial Services and FinTech space, acquired through a number of executive roles with both global and regional responsibilities,” said Hikmet Ersek, President and CEO of Western Union. “Her demonstrated passion for working with underserved customer and business markets, together with a strong focus on innovation, closely align with Western Union’s vision. The Board and I are very much looking forward to working with Joyce and gaining her perspectives.”

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About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability. As of March 31, 2020, our network included over 550,000 retail agent locations offering our branded services in more than 200 countries and territories, with the capability to send money to billions of accounts. Additionally, westernunion.com, our fastest growing channel in 2019, is available in over 75 countries, plus additional territories, to move money around the world. With our global reach, Western Union moves money for better, connecting family, friends and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com.

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Claire Treacy

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Claire.Treacy@westernunion.com

Investor Relations:

Brad Windbigler

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